Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-23853, 333-57602, 333-108489, 333-135156, and 333-149954) of our reports dated August 14, 2008, relating to the consolidated financial statements of Patriot Scientific Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Patriot Scientific Corporation’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of June 1, 2006) and  the effectiveness of Patriot Scientific Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Patriot Scientific Corporation for the year ended May 31, 2008.

/s/ KMJ Corbin & Company LLP
Irvine, California
August 14, 2008